UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 1, 2007

ViewCast.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-29020	75-2528700

(Commission File Number)	(IRS Employer Identification No.)

3701 W. Plano Parkway, Suite 300 Plano, Texas	75075

(Address of Principal Executive Offices)	(Zip Code)
(972) 488-7200

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Employment Agreement
     The Compensation Committee of the Board of Directors approved an employment agreement effective September 1, 2007 for Mr. Klembara, the Senior Vice President of Sales. The employment agreement is in effect through February 2009 and is renewed annually with ongoing automatic one-year renewals unless one of the parties elects in advance not to renew the agreement. The employment agreement provides (i) for annual base compensation of $165,000; (ii) for incentive compensation deemed appropriate for the position, at our Board of Directors’ discretion, which may be earned for each calendar year, and (iii) for an eighteen (18) month non-compete and non-solicitation period upon termination of employment.
     Under the employment agreement, Mr. Klembara will be entitled to (i) the continuation of his salary for twelve months and (ii) the reimbursement for six months of COBRA premiums if employment is terminated by ViewCast without cause or by the employee due to a significant change in the nature and scope of the authority, powers, functions, benefits or duties attached to their position. In the event ViewCast terminates employment following a change in control, Mr. Klembara will be entitled to the continuation of salary for twelve months.
     This description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibits 10.42 to this report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
10.42	Employment Agreement by and between ViewCast.com, Inc. and Gary Klembara effective September 1, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWCAST.COM, INC.
Date: September 5, 2007	By:	/s/ Laurie L. Latham
Laurie L. Latham, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.42	Employment Agreement by and between ViewCast.com, Inc. and Gary Klembara effective September 1, 2007.